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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Wintrust Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 26, 2005

     The 2005 Annual Meeting of Shareholders of Wintrust Financial Corporation will be held at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, IL 60091, on Thursday, May 26, 2005, at 10:00 a.m. local time, for the following purposes:

1.	To elect five Class III directors to hold office for a three-year term;

2.	To consider a proposal to amend Wintrust Financial Corporation’s Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock from 30 million to 200 million;

3.	To consider a proposal from a shareholder to eliminate the classified Board of Directors; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on April 6, 2005. To make it easier for you to vote, we are again providing the options of Internet and telephone voting. The instructions printed on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By order of the Board of Directors,

David A. Dykstra
Secretary

April 15, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

WINTRUST FINANCIAL CORPORATION
727 North Bank Lane
Lake Forest, Illinois 60045

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD THURSDAY, MAY 26, 2005

     These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation (the “Company”), an Illinois corporation, of proxies to be used at the 2005 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting.

     You are cordially invited to attend the Company’s Annual Meeting of Shareholders to be held on May 26, 2005, at 10:00 a.m., at the Michigan Shores Club, 911 Michigan Avenue, Wilmette, Illinois 60091.

Proxies, Outstanding Voting Securities, and Shareholders Entitled to Vote

     The Board of Directors has fixed the close of business on April 6, 2005, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. On the record date, the Company had outstanding                                         shares, without par value, of common stock. Each outstanding share of common stock entitles the holder to one vote. Representation at the meeting of a majority of shares will constitute a quorum.

     Proxies received from shareholders in proper form will be voted at the Annual Meeting and, if specified, as directed by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting FOR the election of each of the nominees for Class III Director, as set forth below, FOR the amendment to the Articles of Incorporation, AGAINST the shareholder proposal and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and at any adjournment of the meeting and is submitted to a vote of the shareholders, including whether or not to adjourn the meeting. Under Illinois law and the Company’s By-laws, directors are elected by a plurality of votes cast. Approval of Proposal No. 2 (the proposal to amend the Amended and Restated Articles of Incorporation) requires the affirmative vote of two-thirds of the votes of the shares entitled to vote on the proposal. Approval of Proposal No. 3 (the proposal from a shareholder to eliminate the Company’s classified Board of Directors) requires the affirmative vote of the majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. With respect to proxies returned by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned voting instructions to the brokers, those shares will not be included in the vote totals, although both abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the Annual Meeting constitute a quorum. Abstentions and broker nonvotes will have the effect of voting against Proposal No. 2 and Proposal No. 3.

     A proxy may be revoked at any time prior to its exercise by means of a written revocation or submission of a properly executed proxy bearing a later date. Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the Annual Meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
NOMINEES TO SERVE AS CLASS III DIRECTORS UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN THE YEAR 2008
CLASS I — CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2006
CLASS II — CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2007
BOARD OF DIRECTORS’ COMMITTEES, GOVERNANCE AND COMPENSATION
EXECUTIVE OFFICERS OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
TRANSACTIONS WITH MANAGEMENT AND OTHERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 — SHAREHOLDER APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL NO. 3 – PROPOSAL FROM A SHAREHOLDER TO ELIMINATE THE CLASSIFIED BOARD
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITOR AND FEES PAID
SHAREHOLDER PROPOSALS
OTHER BUSINESS
APPENDIX A

     Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

     This Proxy Statement is being mailed to shareholders on or about April 15, 2005.

Cost of Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. Directors, officers, employees and agents of the Company may solicit proxies in person or by mail, telephone, facsimile transmission and other means. Directors, officers and employees will receive no additional compensation for solicitation services. Brokerage firms, nominees, fiduciaries and other custodians have been requested to forward soliciting materials to the beneficial owners of shares of record held by them and will be reimbursed for their expenses in doing so. The Company has retained Morrow & Co. to assist in the solicitation of proxies for a fee of $5,000 plus out-of-pocket expenses.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

     The By-laws of the Company provide for three classes of Directors with staggered three-year terms. Currently the Board of Directors is comprised of a total of 14 Directors. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class III Directors will expire at this Annual Meeting. The term of those persons currently serving as Class I Directors expires at the Annual Meeting of Shareholders to be held in 2006; and the term of Class II Directors expires at the Annual Meeting of Shareholders to be held in 2007.

     The five persons named below have been nominated for election as Class III directors for a term to end at the Annual Meeting of Shareholders in the year 2008 or until their successors are elected and qualified. All of the nominees currently serve as Class III directors. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

The following sections set forth the names of the director nominees and continuing directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below. The Company’s main operating subsidiaries include Lake Forest Bank & Trust Company (“Lake Forest Bank”), Hinsdale Bank & Trust Company (“Hinsdale Bank”), North Shore Community Bank & Trust Company (“North Shore Bank”), Libertyville Bank & Trust Company (“Libertyville Bank”), Barrington Bank & Trust Company, N.A. (“Barrington Bank”), Crystal Lake Bank & Trust Company, N.A. (“Crystal Lake Bank”), Northbrook Bank & Trust Company (“Northbrook Bank”), Advantage National Bank (“Advantage Bank”), Village Bank & Trust – Arlington Heights (“Village Bank”), Beverly Bank & Trust Company, N.A. (“Beverly Bank”), Wheaton Bank & Trust Company (“Wheaton Bank”), Town Bank, State Bank of The Lakes (“SBOTL”), First Insurance Funding Corp. (“FIFC”), Wayne Hummer Trust Company, N.A. (“WHTC”), Wayne Hummer Investments LLC (“WHI”), Wayne Hummer Asset Management Company (“WHAMC”), Focused Investments LLC (“Focused”), Tricom, Inc. of Milwaukee (“Tricom”), WestAmerica Mortgage Company and its affiliate Guardian Real Estate Services, Inc. (“WAMC”) and Wintrust Information Technology Services Company (“WITS”).

NOMINEES TO SERVE AS CLASS III DIRECTORS UNTIL THE ANNUAL
MEETING OF SHAREHOLDERS IN THE YEAR 2008

Peter D. Crist (53), Director since 1996 Mr. Crist is Chairman of Crist Associates, an executive recruitment firm which focuses on CEO and director searches. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Hospital. He is a Director of Hinsdale Bank.

Joseph F. Damico (51), Director since 2005 Mr. Damico is founding partner and serves as an operating principal of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 28 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and Group President of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply. Mr. Damico is the Chairman of the Board of Vanguard Medical Concepts, MedAssist Inc., American Medical Instruments and Argon Medical Devices, Inc. He is also a member of the Board of Directors of Excelsior Medical Inc., the College of Lake County Foundation, James Madison University, Lake Forest Hospital and Manor Care, Inc. Mr. Damico is a Director of Libertyville Bank.

John S. Lillard (74), Director since 1996 Mr. Lillard, retired since 1991, has served as the Company’s Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. He is a Life Trustee of the Chicago Symphony Orchestra and a Trustee of Lake Forest College. Mr. Lillard currently serves as a director of Stryker Corporation (NYSE). Mr. Lillard is a Director of Lake Forest Bank, WHTC, WHI and WHAMC.

Hollis W. Rademacher (69), Director since 1996 Mr. Rademacher is self-employed as a business consultant and private investor. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. (NYSE), provider of prepress graphics for the packaging industry and The Restaurant Company, operator of Perkins Restaurants, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the Company’s main operating subsidiaries except for WAMC, Focused, Beverly Bank, Town Bank and Wheaton Bank.

John J. Schornack (74), Director since 1996 Mr. Schornack served as Chairman of Strong Arm Products, LLC from 1999 to 2003. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation (Nasdaq), Chicago, Illinois, where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra and a trustee of the Kohl Children’s Museum. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
EACH OF THE NOMINEES FOR CLASS III DIRECTOR NAMED ABOVE.

CLASS I — CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2006

James B. McCarthy (53), Director since 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international health care company that specializes in the development of ambulatory surgery center joint ventures. Mr. McCarthy also serves on the Board of Directors of Sirigen, Inc., Santa Barbara, California, a genetic analysis and research company, and International Medical Enterprises, LLC, Nashville, Tennessee. Mr. McCarthy is a Director of Hinsdale Bank.

Thomas J. Neis (56), Director since 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency, Pachini Insurance Agency and Neis Insurance Consultants, Inc. and is an independent insurance agent with these companies. Mr. Neis serves on the board of directors of Illinois Wesleyan University. He also serves as a chairman of the Crystal Lake Sister City organization and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

J. Christopher Reyes (51), Director since 1996 Mr. Reyes, Chairman of Reyes Holdings, L.L.C., manages businesses in food and beverage distribution, transportation management and logistics, equipment leasing and real estate activities. Mr. Reyes serves on the board of directors of The Allstate Corporation (NYSE), Fortune Brands, Inc. (NYSE), the Tribune Company (NYSE), the Boys and Girls Clubs of America, Boys and Girls Club of Chicago, Children’s Memorial Foundation, Children’s Memorial Medical Center, Ronald McDonald House Charities, Northwestern Memorial Foundation, Museum of Science and Industry, Lyric Opera of Chicago and World Business Chicago. He is a member of the Board of Trustees of the University of Notre Dame and Lake Forest Academy, and on the Dean’s Advisory Board of the J.L. Kellogg School of Management. Mr. Reyes also is a member of the Economic Club of Chicago and the Civic Committee of the Commercial Club of Chicago. Mr. Reyes is an Honorary Director of Lake Forest Bank.

Edward J. Wehmer (51), Director since 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of Wintrust Financial Corporation. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as Chairman, Vice Chairman or a Director of each of the Company’s main operating subsidiaries, with the exception of Town Bank and SBOTL. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company, Children’s Memorial Foundation and the Boys and Girls Club of Chicago. He is also Chairman of the Board of Trustees for Loyola Academy in Wilmette, Illinois.

CLASS II — CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2007

Bruce K. Crowther (53), Director since 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the Board of Directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of directors of the Chicago Hospital Risk Pooling Program. Mr. Crowther is a Director of Barrington Bank.

Bert A. Getz, Jr. (37), Director since 2001 Mr. Getz is Executive Vice President and Director of Globe Corporation where he has worked since 1991. Globe Corporation is a diversified investment company focused on real estate investment and development, asset management and private equity investments. Founded in 1901, Globe Corporation is currently managed by the fourth generation of Getz family members. Mr. Getz is also a Director of HDO, Inc., a national tent rental, lighting and special events firm based in Northbrook, Illinois, and IMS Companies, LLC, a diversified manufacturing company headquartered in Elk Grove Village, Illinois. Additionally, Mr. Getz serves on the Zoning Board of Appeals for the Village of Northfield, is a Trustee of the Brookfield Zoo, a Director of Children’s Memorial Hospital, and a Trustee of The Lawrenceville School. Mr. Getz serves as a Director of Libertyville Bank, WHTC and WHAMC.

Paul J. Liska (49), Director since 2004 Mr. Liska currently is an industrial partner with Ripplewood Holdings L.L.C., a private equity investment firm. Mr. Liska was Executive Vice President and President, Credit and Financial Products for Sears Roebuck and Co. (NYSE) from October 2002 until November 2003. From 2001 until 2002, Mr. Liska was Executive Vice President and Chief Financial Officer for Sears Roebuck and Co. Prior to joining Sears Roebuck and Co. in 2001, Mr. Liska was Executive Vice President and Chief Financial Officer of The St. Paul Companies, Inc., which he joined in 1997. From 1994 to 1997, Mr. Liska served in various capacities including President and Chief Executive Officer of Specialty Foods Corporation. Mr. Liska held numerous positions with Kraft General Foods Corporation and its subsidiaries from 1988 to 1994. Mr. Liska serves as Executive Chairman of USF Corporation (Nasdaq), a comprehensive supply chain management services company in the transportation industry, CNA Financial Corporation (NYSE), a commercial insurance writer and property and casualty insurance company and Children’s Memorial Hospital.

Albin F. Moschner (52), Director since 1996 Mr. Moschner is currently Executive Vice President and Chief Marketing Officer of Leap Wireless. Prior to joining Leap Wireless, Mr. Moschner was consulting in the telecommunications industry. Mr. Moschner was President of Verizon Card Services from December 2001 to November 2003. Mr. Moschner had been President and Chief Executive Officer, from December 1999 to December 2001, of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a developmental stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Pella Windows Corporation and Apex Insurance Managers, LLC. Mr. Moschner serves as a Director of Lake Forest Bank.

Ingrid S. Stafford (51), Director since 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a Director of Wittenberg University since 1993 and currently serves as its chair. She is a member of the National Association of College and University Business Officers. Ms. Stafford is a member of the audit committee of the Evangelical Lutheran Church in America, a Director of APTE, Inc. and a board member of the Evanston Community Foundation. She is also the former President of the Board of Directors of Childcare Network of Evanston, the immediate past Chair of Leadership Evanston, and former chair of the Board of Directors of the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

BOARD OF DIRECTORS’ COMMITTEES, GOVERNANCE AND
COMPENSATION

Board of Directors’ Committees

     Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors has established five standing committees: (i) the Compensation Committee; (ii) the Nominating and Corporate Governance Committee; (iii) the Audit Committee; (iv) the Risk Management Committee; and (v) the Executive Committee. During 2004, all of the directors attended at least 75% of the total number of meetings held of the Board and those committees on which they served.

     Compensation Committee. The Compensation Committee is composed entirely of independent (as defined in the Nasdaq listing standards as currently in effect) directors who are not now, and have never been, officers of the Company. The Compensation Committee is responsible for reviewing the Company’s compensation policies and administering the Company’s employee benefit and stock incentive programs, and reports to the Board regarding executive compensation recommendations. The Committee also has oversight responsibility for management succession planning. During 2004, the Compensation Committee held five meetings.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed entirely of independent directors who are not now, and have never been, officers of the Company. The Nominating and Corporate Governance Committee assists the Board of Directors in monitoring developments regarding corporate governance practices and applicable regulations, developing and recommending to the Board a set of corporate governance principles and establishing and reviewing codes of ethics and conduct. The Nominating and Corporate Governance Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as directors. Any nominations for director, other than the slate proposed by the Board, must comply with the procedures set forth in the Company’s By-Laws (see “Shareholder Proposals”). During 2004, the Nominating and Corporate Governance Committee held three meetings.

     Audit Committee. The Audit Committee is composed entirely of independent directors who are not now, and have never been, officers of the Company and who meet the SEC’s heightened standards of independence for audit committee members. The Audit Committee is responsible for oversight of the Company’s accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. Additional information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter as amended and approved by the Board in January 2005 is included in Appendix A. During 2004, seven Audit Committee meetings were held.

     Risk Management Committee. The Risk Management Committee is responsible for monitoring and overseeing the Company’s insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company’s overall asset/liability management and credit policies. During 2004, four Risk Management Committee meetings were held.

     Executive Committee. The Executive Committee is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. During 2004, four Executive Committee meetings were held.

The following table summarizes the current membership of the Board and each of its committees:

Nominating
and
		Corporate		Risk
	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee

Peter D. Crist	Chair	Member			Member
Bruce K. Crowther			Member		Member
Joseph F. Damico				Member
Bert A. Getz, Jr.		Member	Member	Member
John S. Lillard (Chair)	Member	Member			Chair
Paul J. Liska James B. McCarthy		Member	Member
Albin F. Moschner	Member		Member
Thomas J. Neis		Member		Member
Hollis W. Rademacher	Member			Chair	Member
J. Christopher Reyes	Member	Chair			Member
John J. Schornack		Member	Chair		Member
Ingrid S. Stafford			Member	Member
Edward J. Wehmer					Member

Corporate Governance Matters

     The Board of Directors has adopted Charters for the Compensation Committee, Nominating and Corporate Governance Committee, Audit Committee, Risk Management Committee and the Executive Committee. The charters require that all members of the Nominating and Corporate Governance, Compensation and Audit Committees must be “independent” directors. The Nominating and Corporate Governance, Compensation and Audit Committees’ charters are available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

     The Board of Directors has adopted a Code of Ethics applicable to all officers, directors and employees which is available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.” To assist in enforcement of the code we maintain Wintrust’s Ethicspoint, a toll free hotline and Internet-based service through which confidential complaints may be made by employees regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s SEC reports, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

     Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

     The Board of Directors has determined that all Directors, with the exception of Mr. Wehmer who is employed by the Company, are “independent” directors in accordance with the Nasdaq listing standards.

Accordingly, more than 85% of the members of the Board are independent, including the Chairman of the Board. The independent directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.

     The Board of Directors has delegated responsibility to the Nominating and Corporate Governance Committee (“NCGC”) to identify and select director nominees who are in a position to exercise independent judgment, provide effective oversight of management and serve the best interests of shareholders. The NCGC, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of shareholders. In selecting director nominees, the NCGC will consider, among other factors, the existing composition of the Board and the committee’s evaluation of the mix of Board members appropriate for the perceived needs of the Company. The NCGC seeks a range of experience, knowledge and judgment and a diversity of perspectives on the Board to enhance the Board effectiveness. The NCGC also believes continuity in leadership and board tenure maximizes the Board’s ability to exercise meaningful board oversight. If considering as a potential candidate any incumbent director, the committee will take into account the individual’s performance as a director, including regular attendance at, preparation for and meaningful participation in Board and committee meetings. Under its policies, the NCGC also considers that, at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with Nasdaq standards, at least three members of the Board must satisfy the SEC’s heightened standards of independence for Audit Committee members, and at least one member must meet the criteria to be designated by the Board as an “audit committee financial expert” when selecting the proposed nominee slate.

     In selecting nominees, the NCGC will, among other factors, consider the following personal characteristics which are considered minimum qualifications for Board membership under the corporate governance guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. The NCGC will also consider stock ownership in Wintrust and public board experience. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under corporate governance guidelines adopted by the Board, directors are expected to maintain a meaningful ownership stake in the Company and to limit board service at other companies to no more than four other public company boards.

     All of the nominees recommended by the NCGC for election at the 2005 Annual Meeting are incumbent directors.

     It is generally the policy of the NCGC to consider shareholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of mailing of the Company’s proxy statement for the prior year’s annual meeting. In addition, any shareholder director nominee recommendation must include the proposed nominee’s name and qualifications and the reason for such recommendation; the name and record address of the shareholder(s) proposing such nominee; the number of shares of stock of the Company which are beneficially owned by such shareholder(s); and a description of any financial or other relationship between the shareholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

     Any shareholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, on other matters may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Secretary of the Company at Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. The Company has established procedures to forward written communications received from shareholders to the appropriate directors. Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of shareholders each year. All of the directors then serving, except one, attended the Company’s 2004 annual meeting.

Board of Directors’ Compensation

     Non-employee members of the Board of Directors were compensated in 2004 by the Company at the rate of $1,200 for each Board of Directors meeting attended and $500 for each committee meeting attended other than the Audit Committee, members of which were paid $750 for each committee meeting attended. There were six meetings of the Board of Directors held during 2004. In addition to regular Board and committee meeting fees, the Company paid retainers to the Chairman of the Board, the Chairman of the Risk Management Committee, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. During 2004, such retainers were $65,000, $45,000, $30,000, $20,000 and $20,000, respectively, for the Chairman of the Board, the Chairman of the Risk Management Committee, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. Employee members of the Board of Directors receive no Board of Director compensation. All non-employee directors who serve on the subsidiary boards of directors are also entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one bank subsidiary board other than Mr. Rademacher, who serves on the boards of each of the Company’s main operating subsidiaries except for WAMC, Focused, Beverly Bank, Town Bank and Wheaton Bank. Total director fees payable to Mr. Rademacher for his services as a director of Company subsidiaries during 2004 were $91,700.

     In January 2005, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved director compensation for the Company’s non-employee directors for 2005. Each non-employee director of the Company will receive an annual retainer of $30,000, $3,250 for each Board of Directors meeting attended and $1,700 for each committee meeting attended, except for the Audit Committee, for which each member will receive $2,000 for each meeting attended. In addition to the $30,000 annual Board of Director retainer fee, the Chairman of the Board will receive an annual retainer of $55,000, the chairman of each of the Compensation Committee and the Corporate Governance & Nominating Committee will receive an annual retainer of $10,000; the chairman of the Audit Committee will receive $20,000 and the chairman of the Risk Management Committee will receive $35,000 in annual retainer fees. The annual Board retainer fee will be paid to each independent director in shares of the Company’s common stock, payable quarterly in arrears. Each Director may elect to defer receipt of such shares pursuant to the terms of the Company’s existing Directors Deferred Fee and Stock Plan. Retainer fees payable to the chairman of each committee, and fees for each Board and committee meeting are also paid quarterly in arrears. These fees are payable, at the director’s option, in either cash or shares of the Company’s common stock, subject to the election to defer receipt under the Directors Deferred Fee and Stock Plan.

Deferred Compensation for Non-employee Directors

     The Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the “Fee Plan”) allows non-employee Directors of the Company and its subsidiaries to choose payment of directors’ fees in either cash or common stock of the Company and to facilitate deferral of receipt of fees for income tax purposes, both in cash or common stock. However, beginning in January 2005, the annual Board retainer fee is paid to each independent director in shares of the Company’s common stock. The Fee Plan is designed to encourage stock ownership by directors by facilitating receipt of common stock in lieu of cash directors’ fees. Eligible directors who do not participate in the Fee Plan continue to receive cash compensation for attendance at Board of Director meetings or committee meetings. Eligible directors who elect to participate in the Fee Plan must choose from the following three compensation options:

1. Fees Paid in Stock. As noted above, the annual Board retainer fee will be paid in shares of the Company’s common stock. If so elected by the director, the other fees payable to such director will also be paid in shares of the Company’s common stock. The number of shares of common stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Fee Plan) of the common stock on the last trading day of the preceding quarter. The shares of common stock to be paid will be issued once a year on or about January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights.

2. Deferral of Common Stock. If a director elects to defer receipt of the his shares of common stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the common stock on the last trading day of the preceding quarter. Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future. The shares of common stock represented by the Units will be issued on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

3. Deferral of Cash. If a director elects to defer receipt of directors’ fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the director cash in the future. The amount of the director’s fees will be credited to this account as of the date such fees otherwise would be payable to the director. All amounts credited to a director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the director on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

EXECUTIVE OFFICERS OF THE COMPANY

     The Company’s executive officers are elected annually by the Company’s Board of Directors at the first meeting of the Board following the Annual Meeting. Certain information regarding those persons serving as the Company’s executive officers is set forth below.

Edward J. Wehmer (51) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.

David A. Dykstra (44) — Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer — Mr. Dykstra serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Libertyville Bank, Northbrook Bank, Beverly Bank, SBOTL, WHI, WHAMC, WHTC, Focused, FIFC, Tricom, WAMC and WITS.

Richard B. Murphy (45) — Executive Vice President and Chief Credit Officer – Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy also serves as the President of Hinsdale Bank, a position he has held since 1996. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a director of Hinsdale Bank, Beverly Bank, Town Bank, Wheaton Bank and WITS. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.

Robert F. Key (50) — Executive Vice President — Marketing — Mr. Key serves as the Executive Vice President — Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks, WHI, WHAMC, WHTC and Focused. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company. Mr. Key also serves as a Trustee for Woodlands Academy.

David L. Stoehr (45) — Executive Vice President and Chief Financial Officer – Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank.

Lloyd M. Bowden (51) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of WITS. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of WITS.

James F. Duca, II (47) — Executive Vice President — Wealth Management – Mr. Duca serves as Executive Vice President – Wealth Management (appointed March 2003) for the Company. He is responsible for the Company’s Wealth Management group (WHI, WHAMC, WHTC and Focused) and serves as President and Chief Executive Officer of WHTC and WHAMC. Prior to joining Wintrust in December 2001, Mr. Duca was President of the Kent Funds; the mutual funds of Old Kent Financial Corp., where he also served as Senior Vice President. Before his association with Old Kent, Mr. Duca held a variety of positions over 14 years with various subsidiaries of Marshall & Ilsley Corp., including serving as President of Marshall & Ilsley’s mutual fund family, and Vice President and Trust Counsel. Mr. Duca is a director of WHI, WHAMC, WHTC, Focused and WITS.

David J. Galvan (44) — Senior Vice President — Investments — Mr. Galvan serves as the Senior Vice President of Investments for the Company. He directs all securities investment activity, wholesale funding and interest rate risk management for the Company. Mr. Galvan joined the Company in June 1999. Previously, Mr. Galvan was employed for 16 years at Amcore Financial, Inc., Rockford, Illinois, where he served as Vice President and Funds Manager. Mr. Galvan also serves as a Vice President and Portfolio Manager of WHAMC.

Barbara A. Kilian (46) — Senior Vice President — Finance — Ms. Kilian serves as the Senior Vice President – Finance for the Company and is responsible for tax accounting and reporting and certain accounting and financial reporting activities of the Company and its subsidiaries. Ms. Kilian joined the Company in October 2000. Previously Ms. Kilian was employed from 1995 to 2000 as Vice President – Corporate Acquisitions at FBOP Corporation, Oak Park, Illinois, and from 1986 to 1995 at First Colonial Bankshares Corporation, Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to her association with First Colonial, Ms. Kilian spent seven years with KPMG LLP, in various audit and tax positions serving the financial institutions industry.

John S. Reagan (54) — Senior Vice President — Corporate Real Estate – Mr. Reagan serves as Senior Vice President – Corporate Real Estate and is responsible for corporate real estate operations for the Company and each of its subsidiaries. Mr. Reagan joined the Company in January 2004. Previously, Mr. Reagan was employed from 2000 to 2003 with Vacala Construction Company as President and Project Manager and from 1988 to 2000 worked at The Northern Trust Company as Vice President of Corporate Real Estate. Before his association with The Northern Trust Company, Mr. Reagan held positions from 1979 to 1988 at Santa Fe Southern Pacific as Vice President – Director of Property Management and began his career in real estate with The Equitable Life Assurance Society as a building manager.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the common stock as of the record date, with respect to (i) each Director and each Named Executive Officer (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that own in excess of 5% of the common stock.

	Amount of			Currently	Total
	Common Shares	Restricted		Exercisable	Amount of	Total
	Beneficially	Stock		Options &	Beneficial	Percentage
	Owned(1)	Units		Warrants(1)	Ownership(1)	Ownership(1)
Directors
Peter D. Crist	49,866	—		3,257	53,123	*
Bruce K. Crowther	2,937	—		382	3,319	*
Joseph F. Damico	—	—		—	—	*
Bert A. Getz, Jr.	5,577	—		1,812	7,389	*
John S. Lillard	194,762	—		—	194,762	*
Paul J. Liska	—	—		—	—	*
James B. McCarthy	21,458	—		—	21,458	*
Albin F. Moschner	28,311	—		—	28,311	*
Thomas J. Neis	3,391	—		—	3,391	*
Hollis W. Rademacher	77,260	—		10,975	88,235	*
J. Christopher Reyes	341,803	—		—	341,803	1.57%
John J. Schornack	17,929	—		2,228	20,157	*
Ingrid S. Stafford	7,609	—		2,228	9,837	*
Edward J. Wehmer**	172,015	99,097	(4)	170,000	441,112	2.00%

Other Named Executive Officers
David A. Dykstra	55,182	38,186	(4)	66,799	160,167	*
Robert F. Key	47,873	1,174	(3)	67,848	116,895	*
Richard B. Murphy	17,724	6,393	(4)	47,476	71,593	*
David L. Stoehr	1,549	517	(3)	11,850	13,916	*

Total Existing Directors & Executive Officers ( 23 persons)	1,080,943	147,506		485,857	1,714,306	7.68%

Other Significant Shareholders
FMR Corp.(2)	2,017,275	—		—	2,017,275	9.27%

*	Less than 1%

**	Mr. Wehmer is also an executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2)	Based on information obtained from Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2005. According to this report, FMR Corp.’s business address is 82 Devonshire Street, Boston, MA 02109.

(3)	Shares vest on January 25, 2006 and are subject to forfeiture until such time as they vest.

(4)	Shares vest at various dates between 2006 and 2010, and are subject to forfeiture until such time as they vest.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the “Named Executive Officers”) during 2004, 2003 and 2002. In determining the level of bonuses in 2004, 2003 and 2002, the Company’s Compensation Committee evaluated the bonus amount in conjunction with stock incentive awards. See further discussion of the Company’s overall compensation philosophy in the “Compensation Committee Report on Executive Compensation” contained later in this Proxy Statement. All share and per share data has been adjusted to reflect the 3-for-2 stock split effective March 4, 2002.

	Summary Compensation Table
						Long-Term
						Compensation
		Annual Compensation				Awards
					Other Annual	Restricted		Securities	All Other
					Compen-	Stock		Underlying	Compen-
Name and		Salary	Bonus		sation(1)	Awards(s)		Options/	sation(3)
Principal Position	Year	($)	($)		($)	($) (2)		SARs (#)	($)

Edward J. Wehmer	2004	622,917	—	(4)	12,452	225,007	(4)	—	2,208
President &	2003	591,667	145,000		11,747	54,985	(5)	50,000	1,258
Chief Executive Officer	2002	498,333	145,000		9,053	55,007	(6)	180,000	56,207

David A. Dykstra	2004	422,917	—	(4)	12,137	174,975	(4)	—	854
Senior Executive Vice President	2003	391,875	90,625		10,589	34,388	(5)	15,000	531
& Chief Operating Officer	2002	300,208	90,625		7,818	34,376	(6)	—	20,596

Richard B. Murphy	2004	241,375	—	(4)	974	76,504	(4)	—	555
Executive Vice President &	2003	233,917	44,351		707	16,766	(5)	43,000	120
Chief Credit Officer	2002	224,375	43,500		1,246	16,505	(6)	—	138

Robert F. Key	2004	227,583	—	(4)	5,752	64,476	(4)	—	791
Executive Vice President –	2003	222,458	44,225		6,393	16,811	(5)	1,000	426
Marketing	2002	215,792	45,675		6,614	17,312	(6)	—	720

David L. Stoehr	2004	177,467	35,840		9,767	28,394	(4)	—	350
Executive Vice President &	2003	171,050	36,250		19,941	13,746	(5)	1,000	51,580	(8)
Chief Financial Officer	2002(7)	156,667	40,525		10,411	13,465	(6)	22,750	—

(1)	Other annual compensation represents the value of certain perquisites, including the use of a Company car and/or the payment of club dues.

(2)	The number and value of the aggregate restricted stock holdings of each of the named executives as of December 31, 2004, based on the closing price of $56.96 of the Company’s common stock on that date, and assuming the awards for 2004 performance had been made on that date, were as follows:

Name	Shares	Value
Edward J. Wehmer	10,317	$587,656
David A. Dykstra	3,949	224,935
Richard B. Murphy	1,766	100,591
Robert F. Key	1,546	88,060
David L. Stoehr	822	46,821

(3)	Represents the aggregate life insurance premium paid on behalf of the Named Executive Officer by the Company and/or other miscellaneous benefits. For Mr. Wehmer, the amount includes interest forgiven of $55,307 related to 2002 service for interest related to a term loan agreement. For Mr. Dykstra, the amount includes interest forgiven of $19,996 related to 2002 service for interest related to a term loan agreement. Mr. Wehmer’s and Mr. Dykstra’s loans were paid in full in January 2003.

(4)	Messrs. Wehmer, Dykstra, Murphy and Key did not receive any cash bonus for 2004; instead each of these executives received restricted stock units. Represents the value of restricted stock units approved in January 2005 with respect to the executive’s service in 2004, granted on January 26, 2005. The per share value of units awarded was $54.92 on that date. All units vest fully on January 26, 2006 subject to the individuals continued employment.

(5)	Represents the value of restricted stock units approved in January 2004 with respect to the executive’s service in 2003, granted on January 27, 2004. The per share value of the units awarded was $45.07 on that date. All units vested fully on January 27, 2005.

(6)	Represents the value of restricted stock units approved in January 2003 with respect to the executive’s service in 2002, granted on January 21, 2003. The per share value of the units awarded was $31.025 on that date. All units vested fully on January 21, 2004.

(7)	Reflects compensation for full year service during executive’s initial year of employment with the Company. The 2002 bonus amount includes a signing bonus of $5,000.

(8)	Includes $51,373 in moving related expenses.

Option/SAR Grants in Last Fiscal Year

     The Company granted no Options/SARs to any Named Executive Officer under the 1997 Stock Incentive Plan with respect to the executives’ service in 2004.

Aggregated Option/SAR Exercises and Year-End Values

     The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding Options/SARs and the value of such Options/SARs at December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised		In-the-Money
	Acquired on	Value	Options/SARs at		Options/SARs at
Name	Exercise (#)	Realized ($)	December 31, 2004 (#)		December 31, 2004 ($) (2)
			Exercisable/		Exercisable/
			Unexercisable (1)		Unexercisable (1)
Edward J. Wehmer	22,786	911,515	134,000/	148,000	5,214,150/	4,579,844
David A. Dykstra	50,516	2,468,842	60,439/	24,600	2,581,464/	618,648
Richard B. Murphy	—	—	46,476/	37,399	1,863,483/	586,106
Robert F. Key	—	—	67,648/	1,400	3,186,221/	32,088
David L. Stoehr	—	—	9,300/	14,450	302,428/	459,392

(1)	The numbers and amounts represent shares of common stock subject to outstanding Options/SARs granted by the Company or its predecessors as of December 31, 2004.

(2)	The closing price of the Company’s common stock on December 31, 2004 was $56.96 per share.

Equity Compensation Plan Information

     The following table summarizes information as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which common stock is authorized for issuance:

			Number of securities
	Number of		remaining available for
	securities to be	Weighted-average	future issuance under
	issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Equity Compensation Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders:

• WTFC 1997 Stock Incentive Plan, as amended	2,857,089	$23.04	1,012,578

• WTFC Employee Stock Purchase Plan	N/A	N/A	238,278

• WTFC Directors Deferred Fee and Stock Plan	N/A	N/A	208,617

	2,857,089	$23.04	1,459,473

Equity compensation plans not approved by security holders (1)

• N/A	—	—	—

Total (1)	2,857,089	$23.04	1,459,473

(1)	Excludes 215,701 of the Company’s common stock issuable pursuant to the exercise of options previously granted under the plans of Advantage National Bancorp, Inc., Village Bancorp, Inc., Northview Financial Corporation and Town Bankshares, Ltd. The weighted average exercise price of those options is $25.43. No additional awards will be made under these plans.

Employment Agreements

     In early 2005, the Company entered into new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, Richard B. Murphy and David L. Stoehr. The employment agreements of each of Messrs. Wehmer, Dykstra and Murphy have an initial term of three years, after which the agreements are automatically extended for successive three-year terms, unless either the executive or the Company gives notice of its intent to terminate the agreement no later than 60 days in advance of the expiration date. In the event of a “change in control”, as such term is defined in the agreement, the term of the agreement is automatically extended for the greater of the amount of time remaining on the initial term (if the change of control occurs during the initial term of the agreement) or two years from the date of the change in control.

     The employment agreements for Messrs. Wehmer, Dykstra and Murphy contain confidentiality agreements and three-year non-compete provisions in the event of the executive’s termination of employment for any reason. The agreements provide that the executive’s employment may be terminated by the Company at any time for any reason, with or without cause, and provide for up to three years of severance pay at an annual rate equal to the executive’s current base salary and prior year cash and stock bonus amounts in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) reduction in base annual compensation to less than 75% of the executive’s “Adjusted Total Compensation”, as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. “Adjusted Total Compensation” excludes any cash or stock bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the three-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive’s death resulting in termination of employment, the executive’s beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees.

     The employment agreements for Messrs. Wehmer, Dykstra and Murphy also provide for a lump sum payment in the event the executive’s employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within 18 months following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to three times the sum of the executive’s base annual salary plus prior year’s cash and stock bonuses. In the event any amount paid to the executive upon a change of control is deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the executive is also entitled to receive an additional cash payment (a “gross-up payment”) equal to the amount of all necessary taxes paid by the executive on such excess payment.

     Mr. Key’s and Mr. Stoehr’s employment agreements are substantially similar to the agreements entered into with Messrs. Wehmer, Dykstra and Murphy, except that each of the agreements provides for up to two years of severance pay in the event of (i) death, (ii) termination without cause, (iii) a material reduction in duties and responsibilities, (iv) permanent disability, or (v) reduction in base annual compensation to less than 75% of the executive’s “Adjusted Total Compensation”. In the event of a change in control, Messrs. Key and Stoehr would be entitled to a change in control payment equal to two times the sum of his base annual salary plus prior year’s cash and stock bonuses, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in “excess parachute payments” under Section 280G of the Internal Revenue Code. The agreement does not require the amount to be scaled back to satisfy the Section 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount.

     The “Adjusted Total Compensation” for 2005 for Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr is approximately $665,000, $463,000, $256,000, $243,000 and $200,000, respectively. The current annual base salaries of Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr are $650,000, $450,000, $254,000, $236,000 and $190,000, respectively. Additionally, had a change of control of the Company occurred and Messrs. Wehmer, Dykstra, Murphy, Key and Stoehr been terminated effective after the signing of the new employment agreements, based on their compensation related to service rendered in 2004, each would have been entitled to a lump-sum payment of approximately $2,625,000, $1,875,000, $992,000, $601,000 and $508,000, respectively.

Compensation Committee Interlocks and Insider Participation

     The committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Compensation Committee regarding compensation of officers other than himself. Mr. Wehmer serves on the compensation committees of many of the Company’s subsidiaries which are responsible for determining the compensation of the senior officers of those subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Overall Compensation Philosophy: The Compensation Committee of the Board of Directors (the “Committee”) has the responsibility to monitor and implement the overall executive compensation program of the Company. The objectives of the Company’s compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company’s short- and long-term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The combined result is a strengthening of the mutuality of interest in the Company’s long-term performance between its executive officers and the Company’s shareholders.

     Base Salaries: Base salaries for executive officers are determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual’s experience. Annual salary adjustments are determined giving consideration to the Company’s performance and the individual’s contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

•	financial performance of the Company with a balance between long- and short-term growth in earnings, revenue and asset growth;

•	role in development and implementation of long term strategic plans;

•	responsiveness to changes in the financial institution marketplace; and

•	growth and diversification of the Company.

     The Company’s strategy has been to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company continues to mature, the Committee believes that increases to total compensation should increasingly be more heavily weighted toward the bonus and stock incentive components than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.

     Bonuses: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at the conclusion of each fiscal year. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company’s performance. The achievements may be quantitative or qualitative. Qualitative factors include, but are not limited to, commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations. The Committee also evaluates the bonus amount in conjunction with stock incentive awards, if any, and the Committee may determine to pay a portion or all of an executive’s annual bonus in the form of restricted stock or options rather than cash.

     Given the size of the Company, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company’s executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee does evaluate the attainment of certain specific Company and individual objectives, which are typically set at the beginning of the year, in determining the bonus amounts awarded to executives. The primary objectives are based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin, credit quality issues and net overhead ratios, and tailored personal objectives for each executive. The Committee uses these measurable objectives as a guideline to establish executive bonuses relative to a targeted bonus percentage established in connection with the performance objectives, but the end determination of such bonuses is ultimately a discretionary decision. Accordingly, the policy used by the Board to set performance bonuses is considered subjective. The bonuses for each of the executive officers are recommended to the Committee by management.

     Stock-based Incentives: To ensure a direct connection between the executive officer’s interests and the shareholders of the Company, the Company has awarded and intends to continue to award stock-based incentives which are longer term in nature than the base salary and annual performance bonus components of overall compensation. The incentives have been primarily in the form of restricted stock awards or stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless appreciation in the share price occurs over a number of years.

     In 2004, 2003 and 2002, the Company granted restricted stock unit awards to senior management as part of annual bonuses. These units vest one year from the date of grant. All vested shares are to be issued within 40 days from the vesting date.

     For 2003 performance, the Company granted non-qualified stock options to senior management as part of their overall compensation package with such stock option awards being determined in December of 2003. Such stock options were granted at exercise prices equal to fair market value of the Company’s common stock on the date of grant, vest in equal increments over five years and have a term of ten years.

     Chief Executive Officer Compensation: Mr. Edward J. Wehmer’s base salary for 2004 was established by the Committee in January of 2004 and his salary level was increased $25,000, or 4.2%, to $625,000. The salary increase was generally intended to provide for cost of living increases. This philosophy is consistent with the base salary strategy outlined above. In 2005, the Committee increased Mr. Wehmer’s base salary to $650,000.

     In determining the level of bonuses in 2004, the Committee determined that the entire bonus amount awarded to Mr. Wehmer for 2004 service would be in the form of restricted stock units. To that end, Mr. Wehmer was awarded restricted stock units with respect to 4,097 shares, granted on January 25, 2005, at which time the fair market value of the common stock was $54.95 per share. The restricted stock units vest on the first anniversary date of the award. The 2004 bonus amount awarded to Mr. Wehmer was based on the recognition by the members of the Committee of his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements:

(1)	The continued growth of the Company.

(2)	The increase in the profitability of the Company to $51.3 million in 2004 from $38.1 million in 2003, up 35%.

(3)	The growth of the Company’s assets, deposits and loans during 2004 of $1.67 billion, $1.23 billion and $1.05 billion, respectively. The increases show growth in these categories in the range of 32% to 35%.

(4)	The Company’s net revenues increased 26% in 2004 over the prior year level.

(5)	The successful completion of a common stock offering during the year that can generate net capital to the Company of approximately $67.1 million if the forward sale agreement is settled fully with shares of the Company’s common stock.

(6)	The relative stability in the net overhead ratio at 1.30% in 2004 compared to 1.22% in 2003.

(7)	The completion of the acquisitions of the Northview Financial Corporation in September 2004 and Town Bankshares, Ltd. in October 2004 and their successful integration into the Company. Also, entering into agreements to acquire Antioch Holding Company and First Northwest Bancorp, Inc. These acquisitions initiated during 2004 marked the continued expansion of Company’s banking franchise.

(8)	The low level and continuing stability in the manageable level of non-performing assets.

(9)	Continued growth of the Company’s market price of its common stock, ending the year at $56.96, up 26% over the closing price of the common stock on December 31, 2003.

     Section 162(m): The provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limit the tax deductibility of compensation paid to the Named Executive Officers for compensation in excess of $1 million. However, certain “performance based” compensation is excluded from the Section 162(m) limit if paid pursuant to plans approved by shareholders. None of the Named Executive Officers in 2004 earned compensation that exceeded the Section 162(m) limit and will not be deductible for tax purposes by the Company.

     The Committee will continue to consider compensation policies and programs appropriate for an organization of the Company’s size and history in an effort to address the potential impact of Section 162(m). However, the Committee may determine that it is appropriate to continue to compensate an executive above the limit for various reasons, including in circumstances of outstanding corporate or executive achievement.

     Conclusion: The Committee believes the executive officers’ individual compensation packages are designed in a manner which is consistent with the Company’s overall compensation philosophy.

PETER D. CRIST (Chairman of the Committee)
JOHN S. LILLARD
ALBIN F. MOSCHNER
HOLLIS W. RADEMACHER
J. CHRISTOPHER REYES

PERFORMANCE GRAPH

     The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following performance graph compares the percentage change in the Company’s cumulative shareholder return on common stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company’s share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies’ index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.

	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-01
Wintrust Financial Corporation	100.00	105.1754	202.0790	310.9318	448.1538	566.9373
Nasdaq — Total US	100.00	60.3085	47.8374	33.0735	49.4487	53.8128
Nasdaq — Bank Index	100.00	114.2346	123.6807	126.6466	162.9167	186.4487

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Bank, and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 2004, the Banks had $5.3 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 1.1% of total shareholders’ equity and 0.1% of the Company’s total loans outstanding as of that date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission.

     No person subject to the reporting requirements of Section 16(a) of the Securities Act of 1934 filed late reports for purchases or sales of the Company’s common stock in an open market or privately negotiated transaction, except for Mr. Liska, who filed a late Form 3 report.

PROPOSAL NO. 2 - SHAREHOLDER APPROVAL OF AMENDMENT TO THE
COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION
INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     Introduction. At the Annual Meeting, there will be submitted a proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of common stock that the Company is authorized to issue by 170,000,000 shares, from 30,000,000 to 200,000,000. The Board of Directors adopted the amendment on March 17, 2005, subject to shareholder approval.

     As approved by the Board, subject to shareholder approval at the Special Meeting, the first paragraph of Paragraph 1 of ARTICLE FOUR of the Company’s Amended and Restated Articles of Incorporation would be amended to read as follows:

     Authorized Shares, Issued Shares and Consideration Received. The class, number of shares, and the par value, if any, of each class of stock which the Corporation shall have authority to issue shall be as follows:

	Par Value	Number of	Number of
Class	Per Share	Shares Authorized	Shares Issued
Common	no par value	200,000,000	21,833,717
Preferred	no par value	20,000,000	—

     Purpose of Charter Amendment. The Amended and Restated Articles of Incorporation currently authorize the issuance of up to 30,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the record date, the Company had 21,833,717 shares of common stock outstanding, 4,433,568 shares of common stock reserved for issuance to current or former directors, officers and employees under compensation and benefit plans, 909,839 shares reserved for issuance pursuant to the terms of existing agreements to acquire other companies in transactions that have not yet closed, and 2,600,000 shares reserved for issuance under a Forward Sale Agreement entered into between the Company and Royal Bank of Canada dated as of December 17, 2004, leaving only 91,687 shares of common stock authorized, unissued and unreserved and available for other corporate purposes.

     The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board greater flexibility to declare common stock splits or stock dividends when considered desirable and still leave sufficient shares available for issuance in connection with potential acquisitions, financings, employee benefits and for other general corporate purposes.

     The Company’s growth strategy includes the pursuit of further acquisitions of other community-oriented banks that are already operating in desirable markets in the greater Chicago, Milwaukee and possibly other metropolitan areas, as well as other specialty lending and related financial services businesses. The Board of Directors believes it is important to have the flexibility to use common stock or a combination of cash and stock as consideration in potential acquisitions. The Company may also desire to issue common stock from time to time in the future to raise additional capital necessary to support future growth of the Company.

     Approving an increase in the number of authorized shares at this time would avoid the additional expense and delay incidental to obtaining shareholder approval to increase the number of authorized shares at the time of any planned transaction of the type described above, unless shareholder approval is otherwise required for a particular issuance by applicable law. The proposed amendment to the Amended and Restated Articles of Incorporation would increase the authorized, unissued and unreserved common stock remaining available for issuance from 91,687 to 170,091,687 shares.

     Authorized, unissued and unreserved common stock may be issued from time to time for any proper purpose without further action of the shareholders, except as required by the Amended and Restated Articles of Incorporation, applicable law or the listing requirements of the Nasdaq National Market, on which the common stock is listed.

     Each share of common stock authorized for issuance has the same rights and is identical in all respects with each other share of common stock. Newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Under Illinois law and the Company’s Amended and Restated Articles of Incorporation, shareholders do not have preemptive rights to purchase subsequently issued shares of common stock.

     The ability of the Board of Directors to issue additional shares of common stock without additional shareholder approval may be deemed to have an anti-takeover effect. The amendment, however, is not being proposed in order to prevent a change in control, and is not in response to any present attempt known to the Board to acquire control of the Board of Directors, to obtain representation on the Board of Directors or to take significant action which affects control of the Company. Although the Company has no such plans, the Company could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of management of the Company. For example, if the amendment is approved, the Board of Directors could strategically issue shares in private placements that could frustrate takeovers or other transactions that do not favor the current Board of Directors and management, even if those transactions are at substantial market premiums and are favored by shareholders of the Company. Any issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of the outstanding shares of the Company’s common stock as well as stock ownership and voting rights of shareholders, including persons seeking to obtain control of the Company. The Board of Directors does not, however, intend to issue any additional shares of common stock except on terms which it deems to be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES
OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK.

PROPOSAL NO. 3 – PROPOSAL FROM A SHAREHOLDER
TO ELIMINATE THE CLASSIFIED BOARD

     Mr. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, who held 300 shares of Wintrust’s common stock on November 8, 2004, intends to submit a resolution to shareholders for approval at the 2005 annual meeting. Mr. Armstrong’s resolution and supporting statement are included below.

Resolution

     That the shareholders of WINTRUST FINANCIAL CORPORATION request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected Directors.

Statement

     The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, WINTRUST’S board is divided into three classes with each class serving staggered three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability and is an unnecessary take-over defense.

     In recent annual meetings, Sprint, Equity Residential Properties Trust, IStar Financial, West Coast Bancorp, Bristol-Myers Squibb, Dow-Jones, Equity Office Properties Trust, and Pfizer have enacted it.

     PFIZER, INC. stated in its 2003 proxy statement: “The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year.

     WEST COAST BANCORP stated in its 2003 proxy statement: “Annual election will facilitate the election of directors who will, in the view of a majority of shareholders, manage the company in the best interests of the company and its shareholders.”

     WISCONSIN ENERGY CORPORATION adopted one year terms for its directors in their annual meeting held in 2004. Its proxy statement said: “A classified Board has the effect of making it more difficult....for stockholders to change a majority of directors even where a majority of stockholders are dissatisfied with the performance of incumbent directors.

     “The Board has carefully examined the arguments for and against continuation of the classified Board, considered stockholder opinions and corporate governance best practices and determined that the classified Board should be eliminated. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies, and the proposed amendment will allow stockholders to review and express their opinions on the performance of all directors each year, rather than over a three-year period. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and the Company’s policies and long-term strategic planning should not be affected.”

     If you agree, please vote FOR this proposal.

Position of Wintrust’s Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The current classified board structure has been in place since 1996, and the Board believes that the staggered system for electing directors provides important benefits to the Company and its shareholders. Under our Articles of Incorporation, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Board of Directors believes that an active, professional board benefits in many ways from classifying its directors. The Board believes that the most notable among these benefits are increased stability, improved long-term planning and enhanced ability to resist unfair and abusive takeover tactics.

     The classified board provides enhanced continuity and stability in the Board’s business strategies and policies by ensuring that at all times, at least two-thirds of the directors will have had prior experience and familiarity with the Company’s business and affairs. A classified board encourages long-term focus in the management of the business and affairs of the Company. The Board believes continuity provides directors with a historical perspective of the Company that enhances their ability to make fundamental decisions that are in the best interests of the Company and its shareholders – decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources. In addition to providing experienced directors, a classified board helps the Company attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the Company, its operation and its competitive environment.

     The Board of Directors also believes that electing directors to staggered three-year terms enhances a company’s ability to engage in long-term strategic planning. It also believes that the continuity made possible by a classified board structure is essential to the proper oversight of a company like ours.

     The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders, and that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In our view, the annual election of approximately one-third of the directors provides shareholders with an orderly means to effect change and communicate their views on the performance of the Company and its directors.

     Board classification is further intended to give the Company valuable protection against an unsolicited takeover unfavorable to shareholders. A classified board permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value. The classified board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. At least two annual meetings of shareholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors provides the Board with an adequate opportunity to fulfill its duties to the Company’s shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders.

     Adoption of this proposal would not automatically eliminate the classified board. Further action by the Company’s shareholders would be required to amend the Articles of Incorporation. An affirmative vote of the holders of at least 85% of the voting power of the outstanding shares of stock of the Company entitled to vote is required to amend or repeal the classified board provision, which is set forth in the Articles of Incorporation. Under Illinois law, an amendment to the Articles of Incorporation requires a recommendation from the Board of Directors prior to submission to shareholders. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all its shareholders.

     For all of the reasons above, the Board has concluded that a classified Board continues to promote the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD
OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN
THEIR PROXIES.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference in this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Audit Committee of the Board is composed of six independent directors and operates under a written charter adopted by the Audit Committee. The Board appoints the Audit Committee and its Chairman, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Schornack, the Audit Committee Chairman, as the “audit committee financial expert”.

     The Committee held seven meetings during 2004. The Committee met with the independent registered public accounting firm (“independent auditors”) and the internal auditor, with and without management present, to discuss the overall scope, plans and coordination for their respective audits. Additionally, the Committee met alone in executive session. The Chairman of the Audit Committee also had nine meetings with the Director of Internal Audit who reports directly to the Audit Committee. The Committee members reviewed quarterly earnings announcements before their release and Forms 10-Q and 10-K prior to their filing with the SEC with the independent auditors and Company management.

     The Audit Committee has adopted a pre-approval policy for permitted audit, audit-related, tax and other services to be provided by the Company’s independent auditors. The Audit Committee has also adopted procedures for anonymous confidential submission of complaints and concerns of employees regarding accounting, internal accounting controls or auditing matters.

     The Charter of the Audit Committee is attached hereto as Appendix A. Each member of the Committee meets the independence requirements of the listing standards set forth by the National Association of Securities Dealers, Inc. for companies whose securities are listed on the Nasdaq National Market. The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

     Management has primary responsibility for the Company’s internal controls and for preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Ernst & Young LLP, the Company’s independent auditors, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss consolidated financial statements of the Company for the year ended December 31, 2004. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also reviewed and discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     The Audit Committee also received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Consistent with Independence Standards Board Statement No. 1 and the SEC’s “Revision of the Commission’s Auditor Independence Requirements,” which became effective February 5, 2001, the Audit Committee considered at a meeting held on March 8, 2005, whether these relationships and arrangements are compatible with maintaining the independent auditors’ independence and has discussed with the independent auditors its independence from the Company.

     Based upon the Audit Committee’s discussions with management, the independent auditors and the Director of Internal Audit, and its review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

JOHN J. SCHORNACK (Chairman of the Committee)	JAMES B. McCARTHY
BRUCE K. CROWTHER	ALBIN F. MOSCHNER
BERT A. GETZ, JR.	INGRID S. STAFFORD

AUDIT AND NON-AUDIT FEES PAID

     The Company’s independent public auditors for the fiscal year ended December 31, 2004, were Ernst & Young LLP. The Company’s Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent auditors for 2005. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors, and selecting the independent auditors for the current fiscal year. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available at the Annual Meeting to respond to appropriate questions.

     The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2004 and December 31, 2003:

Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent public auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $584,500 in 2004 and $413,385 in 2003.

Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $115,000 in 2004 and $28,000 in 2003.

Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $92,100 in 2004 and $134,715 in 2003.

All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories. Aggregate fees for other services were $15,500 in 2004 and $3,500 in 2003.

     The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.

     Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.

     To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chairman. If the Chairman exercises this delegation of authority, he reports the action taken to the Audit Committee at its next regular meeting.

     All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2004 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS

     Shareholders’ proposals intended to be presented at the Company’s 2006 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 16, 2005, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the “Exchange Act”). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2006 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, if the 2006 Annual Meeting is held on May 25, 2006, the deadline for such notice is March 26, 2006.

OTHER BUSINESS

     The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dykstra
Secretary

APPENDIX A

WINTRUST FINANCIAL CORPORATION

Audit Committee of the Board of Directors

COMMITTEE CHARTER

(Approved by the Board on January 25, 2005)

Organization

This charter governs the operation of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be members of, and appointed by, the Board of Directors and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company with the exception of Directors’ fees and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing requirements. All members shall be financially literate, and at least one member shall be “financial expert” as defined by SEC regulations. The Chairman of the Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman shall preside at meetings of the Committee.

Purpose

The Audit Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: integrity of the Company’s financial statements and the financial reporting process; the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors; the performance of the compliance function; the independent auditor’s qualifications and independence; annual independent audit of the Company’s financial statements, and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, compliance officers, the internal auditors, and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Audit Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or compliance examinations or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the compliance with ethics policies and legal and regulatory requirements. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s un-audited interim financial statements.

The Committee shall have a clear understanding with Company management and the independent auditors that the independent auditors are ultimately accountable to the Board and Committee as representatives of the Company’ shareholders.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality of financial reporting, sound business risk practices, compliance with ethics policies and legal and regulatory requirements. The following shall be principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1) The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audits and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

2) At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by an inquiry or investigation by the governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

3) The Committee shall discuss with the internal auditors, compliance officers and the independent auditors the overall scope and plans for their respective audits, compliance examinations including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, compliance officers and independent auditors the adequacy and effectiveness of the accounting and financial controls, compliance to regulations, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

4) The Committee shall meet separately periodically with management, the internal auditors, compliance officers and the independent auditors to discuss issues and concerns warranting Committee’s attention. The Committee shall provide sufficient opportunity for the internal auditors, compliance officers and the independent auditors to meet privately with the members of the Audit Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

5) The Committee shall review with the independent auditors the competence of the key partners and managers who are responsible for the audit and quality control procedures the auditing firm has established.

6) The Committee shall periodically review Company policy statements to determine adherence to an appropriate corporate code of conduct.

7) The Committee shall oversee the internal audit function of the Company which will report to the Chairman of the Audit Committee and the compliance function limited to activities related to the Company including the independence, the proposed audit and compliance plans for the coming year, and the coordination of such plans with the third party internal audit and compliance firms and the independent auditors.

8) The Committee shall receive prior to each meeting, a summary of findings from completed internal audits, compliance examinations and a progress report on the proposed internal audit and compliance examinations plan, with explanations for any deviations from the original plan as well as disposition of audit and compliance recommendations..

9) The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the press release to the public and the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated by the independent auditors under generally accepted auditing standards. The Chairman may represent the entire Committee for the purpose of this timely review.

10) The Committee shall also review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

11) The Committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operation to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee under generally accepted auditing standards.

12) The Committee shall review disclosures made by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about the effectiveness of design and operation of internal controls over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

13) The Committee shall review regular reports from the independent auditor on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management. The Committee shall also review management’s assertion on its assignment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

14) The Committee shall review staffing needs associated with accounting, finance and human resources functions as well as succession planning within the Company;

15) The Committee shall oversee the process and establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, compliance matters, and the confidential, anonymous submission by employees of the issuer concerns regarding questionable accounting or auditing matters; and

16) The Committee shall receive corporate attorney’s reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

17) The Committee shall review the status of the Information Security Program, updates to risk assessments, results of audit testing, security breaches or violations as well as any changes to the program.

Formal Reporting

The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations. The report that states whether the Committee has: 1) reviewed the annual audited financial statements with the management; 2) discussed with the independent auditors the matters required by SAS No. 61; 3) received from the independent auditors the required written communication and discussed with them their independence and, based on the above reviews and discussions; 4) recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission. The report shall also state that it is governed by a formal written charter and must disclose if the Committee has determined to allow a non-independent director to serve on the Committee. Once every three years, beginning with the proxy statement for the 2004 Annual Meeting of Shareholders, the Committee must also include a copy of its charter in its annual meeting proxy statement.

Manner of Acting

A majority of the members of the Audit Committee present (in person or by telephone) at any meeting of the Committee shall constitute a quorum and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. When appropriate, action may be taken by written consent in lieu of a meeting of the Committee.

Reports

The Chairman of the Audit Committee (or in his absence such other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting. In lieu of any such report, the minutes of meetings held or other record of action taken may be submitted to the Board of Directors for review.

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